Exhibit 5.3

April 7, 2016

Jack Cooper Holdings Corp.

1100 Walnut Street — Suite 2400

Kansas City, Missouri 64106

Re: Jack Cooper Holdings Corp. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Pacific Motor Trucking Company (“PMTC”), a Missouri corporation and subsidiary of Jack Cooper Holdings Corp., a Delaware corporation (the “Company”) in connection with the filing of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) by the Company under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the exchange of the Company’s 9.25% Senior Secured Notes due 2020, which have been registered under the Securities Act (the “Exchange Notes”), for a like principal amount of its issued and outstanding 9.25% Senior Secured Notes due 2020, which have not been registered under the Securities Act (the “Original Notes”), upon the terms and subject to the conditions set forth in Registration Statement and the related Letter of Transmittal (which, together with the Registration Statement, constitute the “Exchange Offer”).  This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

The Exchange Notes and the Guarantees (as defined below) will be and the Original Notes are governed by indentures dated June 18, 2013 and January 7, 2014 (the “Indentures”), among the Company, the Guarantors named therein, including PMTC as a guarantor, and U.S. Bank as custodian for The Depository Trust Company (“DTC”).  The Exchange Offer constitutes an offer to exchange up to $375,000,000 aggregate principal amount of the Exchange Notes for up to an equal aggregate principal amount of the Original Notes.

As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments of the Company as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation:

(i) the form of Registration Statement;

(ii) the Indenture;

(iii) the form of Exchange Notes;

(iv)  the form of guarantees with respect to the Exchange Notes issued by the Guarantors (the “Guarantees”);

(v) the organizational documents of PMTC listed on Schedule I (the “Organizational Documents”), which PMTC represented to us are the only documents pursuant to which it is currently organized;

(vii) the Good Standing Certificate listed on Schedule II issued by the State of Missouri (the “Good Standing Certificate”); and

(ix) the Unanimous Written Consent in Lieu of Meeting of the Board of Directors of Pacific Motor Trucking Company, dated May 30, 2013 and October 22, 2013, relating to the execution and delivery of, and the performance by PMTC of its obligations under, the Guarantees.

The opinions set forth herein are limited to the laws of the State of Missouri, and for purposes of the opinions expressed below, the general corporate laws of the State of Missouri, and to the laws of the United States of America that are applicable to loan transactions generally, excluding the following legal issues or the application of any such laws or regulations to the matters on which our opinions are referenced:  (i) federal and state securities or “Blue Sky” laws; (ii) the local laws of the State of Missouri (i.e. the statutes, ordinances, the administrative decisions and the rules and regulations of the counties and municipalities of the State of Missouri); (iii) federal and state antitrust and unfair competition laws and regulations; (iv) federal and state tax laws and regulations; (v) federal and state regulatory laws and regulations applicable to any entity as a result of its nonprofit status or solely because of the business in which it is engaged; (vi) federal and state environmental laws and regulations; and (vii) laws, rules and regulations relating to money laundering and terrorist groups (including any requirements imposed under the USA Patriot Act of 2001, as amended).  We are expressing no opinion as to the effect of the laws of any other jurisdiction.

In such examination and in rendering the opinions expressed below, we have assumed: (i) the genuineness of all signatures on all documents submitted to us; (ii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iii) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents were authentic and complete; and (iv) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Guarantors and other persons on which we have relied for the purposes of this opinion are true and correct. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.  Where we rely on one or more certificates, including the Good Standing Certificates, our opinion speaks as of the date of such certificates.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the following opinion:

1.             PMTC is a corporation formed, validly existing and in good standing under the laws of the State of Missouri.

2.             PMTC (a) has the corporate power and authority to execute, deliver and perform its obligations under the Guarantees and (b) has taken all corporate action necessary to authorize the execution, delivery and performance of the Guarantees.

We understand that you are relying on the opinion of Paul Hastings LLP with respect to the enforceability of the Guarantees and accordingly we express no opinion with respect thereto.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We hereby consent to being named as counsel to PMTC in the Registration Statement, to the references therein to our Firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement.  We also hereby consent to Paul Hastings LLP relying upon this opinion in providing any opinion to be delivered by them in respect of the foregoing.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.  This opinion is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this letter.

Sincerely,

WARTEN, FISHER, LEE and BROWN, LLC

By:	/s/ Jeffrey S. Monroe

Jeffrey S. Monroe

Schedule I

Organizational Documents

Certificate of Incorporation of NU-PMT, Inc, filed in the office of the Secretary of State of Missouri on July 20, 1988

Certificate of Amendment of Articles of Incorporation of NU-PMT, Inc., changing the name of the entity to PACIFIC MOTOR TRUCKING COMPANY, filed in the office of the Secretary of State of Missouri on September 26, 1988.

Bylaws of NU-PMT, Inc. dated August 1, 1988.

Schedule II

Good Standing Certificate

Certificate of Good Standing of Pacific Motor Trucking Company dated April 5, 2016.